Exhibit 99.1

March 28, 2007

Mr. Karl W. Singer
5613 Windswept Drive
Chattanooga, TN 37421

Dear Karl:

This is to confirm the understanding that was reached regarding your employment with TVA.  You are voluntarily resigning from your TVA position of Chief Nuclear Officer and Executive Vice President, TVA Nuclear.  TVA accepts your resignation and appreciates your valuable service.  Your resignation is irrevocable as of the date of your signature below and will become effective no later than September 30, 2007.

Until the effective date of your resignation, you will continue in pay status.  TVA may call upon you during that time for consultation, advice, or special projects. Your current bi-weekly salary, additional annual compensation paid in quarterly installments, and allowances will continue while you are in pay status.  In addition, TVA will continue to make matching contributions to your TVA Retirement System 401(k) Plan during that time in accordance with your deferral elections, within the limits allowed by 401(k) Plan provisions and IRS regulations.

TVA agrees to pay your executive annual and long-term incentive payouts, in accordance with your deferral elections, if any, for the performance cycles ending at the end of fiscal year 2007, based on the assumed achievement of mid-level performance goals.  You will also receive $100,000 under your long-term deferred agreement associated with the recovery of Browns Ferry Unit 1, based on assumed achievement of milestone objectives.

TVA agrees to vest you in the balance (including deposited credits of $600,000, plus any interest or return) of your Long-Term Deferred Compensation Plan (LTDCP) account as of September 30, 2007, and to distribute the account to you in a lump sum, in accordance with your elections, within 30 days of the effective date of your resignation.  No further credits will be provided under the LTDCP agreement you signed on May 2, 2004.  Your resignation will be considered an acceptable termination under that Plan.

Your resignation from TVA will be considered an approved termination in accordance with the terms of the Supplemental Executive Retirement Plan (SERP).  Under the terms of the SERP as of the date of this agreement, your first payment will be made in 2011 when you reach age 55.  Benefits at that time will be calculated based on compensation as defined in the SERP through September 30, 2007.  No amendment to the SERP after the date of this agreement shall decrease your accrued benefit as of that date.

You may continue TVA medical insurance in a plan available to active management, specialist, and excluded schedule employees for twelve (12) months after the effective date of your resignation (October 2007 through September 2008) at the cost an active employee would pay for such insurance.  If, due to a family status change or during an annual medical plan election period, you change either your plan option or your level of coverage to one that would require a greater TVA contribution, TVA will contribute only the amount it is contributing for an active management, specialist, or excluded schedule employee for your current plan option and level of coverage.  Your share of the cost to continue medical insurance after your resignation and through the end of the calendar year 2007 will be deducted from any amounts paid to you by TVA after your resignation.  You must pay directly for the remaining months of coverage which fall in calendar year 2008.  For your coverage from January 2008 through September 2008, please contact Disbursement Services to confirm the premium payment amount and the manner in which payment will be made.  Rates for calendar year 2008 would typically be available in mid-November 2007.

You understand that TVA will be required to make disclosures of your resignation and the arrangements in this agreement in connection with its financial activities and reports. An agreed-upon statement announcing your decision to resign is enclosed (Enclosure A).  You agree that you will not comment on your resignation except as set out in this statement.  You also agree that you will forward all requests for references to Phillip L. Reynolds, Vice President of Human Resources.  TVA will provide a response to any such request consistent with the enclosed agreed-upon statement (Enclosure B).

Because of the nature of your position, you have had access to business sensitive information.  You agree not to disclose or use TVA business sensitive information in the future.  You also agree that you will make no comments or statements adverse or critical of TVA, its management, its employees, or any of its programs.  Further, you agree that you will not recruit TVA employees for employment with another employer for a period of two years from the effective date of your resignation.

You agree that you understand the provisions of this agreement and that you voluntarily enter into it and accept it as full and final resolution of all matters related to your TVA employment, and you expressly release and waive any monetary claims and causes of action of which you would have been aware with the exercise of due diligence against TVA, its directors, management, officers, agents, or employees arising out of your employment, this resignation, or any TVA action in connection with this resignation.  TVA agrees to continue to defend and indemnify you against claims that result from your performance of your TVA duties prior to the effective date of your resignation under the terms set out in TVA Practice, Legal Representation.

Nothing in this agreement is intended to prevent, restrict, or otherwise discourage you from providing TVA or the Nuclear Regulatory Commission (NRC) with any information on potential nuclear safety violations or from responding to requests for information from the NRC.  By your signature below, you confirm that you have already informed TVA management of any safety concerns you have in connection with the construction, maintenance, operation, and security of TVA’s nuclear plants.

If the provisions which I have set forth above accurately describe the terms of our agreement, please sign this letter at the place indicated below and return it to me.

Sincerely,

/s/ Phillip L. Reynolds
Phillip L. Reynolds
Vice President, Human Resources

Enclosures

/s/ Karl W. Singer                                              3/28/07
Karl W. Singer                                                       Date

Singer Announces Retirement

Karl Singer, TVA Chief Nuclear Officer (CNO) and Executive Vice President announced his retirement plans from TVA today.

“This is a decision I have been contemplating over the last year.  The past five years of work on the restoration of Brown’s Ferry Unit One have been a rewarding challenge but I believe with the restart near, this is a good time to announce my intentions” said Singer.  Singer will stay until Browns Ferry Unit 1 is on line then take some time off before he considers what to do next.

Singer has been the CNO at TVA since the spring of 2004.  Before that he was SVP of Nuclear Operations and directly responsible for the operations of five operating units.  Upon becoming CNO he also became responsible for the $1.8 billion Browns Ferry Unit 1 restart.

Tom Kilgore, TVA’s Chief Executive Officer, said, “TVA looks forward to the successful completion of Browns Ferry Unit 1.  I understand how demanding this project is while trying to keep five operating units running has taken all of Karl’s energy.  We appreciate what he has done over the past few years during this important time in TVA’s history.  We will name a new CNO shortly and move to the next stage of our nuclear operation.”  Kilgore says he expects Singer to remain with TVA for the next few months to assist in the transition.

While Karl focuses his attention on Browns Ferry Unit 1, I have asked Preston Swafford to run nuclear operation and we expect a replacement for Karl to be named in the near future,” said Kilgore.

ENCLOSURE B

Karl Singer was an exemplary employee during his entire tenure at TVA.

He came to TVA in March 1993 and decided to retire upon the restart of Browns Ferry Nuclear Unit One.

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